As filed with the Securities and Exchange Commission on August 20, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ACE CASH EXPRESS, INC.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	1231 Greenway Drive, Suite 600 Irving, Texas 75038 (972) 550-5000	75-2142963 (I.R.S. Employer Identification No.)

(Address of registrant’s principal executive offices)

ACE CASH EXPRESS, INC.
1997 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Walter E. Evans, Esq.	Copy to:
Senior Vice President and General Counsel Ace Cash Express, Inc. 1231 Greenway Drive, Suite 600 Irving, Texas 75038 (972) 550-5000	Richard A. Tulli, Esq. Gardere Wynne Sewell LLP 1601 Elm Street, Suite 3000 Dallas, Texas 75201 (214) 999-3000

(Name and address, including zip code, and telephone number, including area code, of registrant’s agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class		Proposed maximum	Proposed maximum
of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered (1)	share (2)	Price	registration fee
Common Stock, $0.01 par value	400,000 shares	$24.20	$9,680,000	$1,226.46

(1)	Consists of shares of Common Stock underlying options or constituting restricted stock granted or that may be granted under the Registrant’s 1997 Stock Incentive Plan, as amended, as described herein. There are also registered hereby such indeterminate number of shares as may become issuable by reason of the adjustment provision of that Plan.

(2)	Estimated solely for calculating the registration fee pursuant to Rule 457(h), based on the average of the high and low prices for the Common Stock on August 16, 2004, as quoted in the Nasdaq National Market.

PART II
Item 8. Exhibits
SIGNATURES
INDEX TO EXHIBITS
1997 Stock Incentive Plan
Opinion of Gardere Wynne Sewell LLP
Consent of Grant Thornton LLP

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of additional securities

     By Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 31, 1998, Registration File Number 333-62571 (the “Initial Plan Registration Statement”), Ace Cash Express, Inc., a Texas corporation (the “Registrant”), registered 900,000 shares of its common stock, $0.01 par value per share (“Common Stock”), reserved for issuance from time to time upon exercise of options granted under the Ace Cash Express, Inc. 1997 Stock Incentive Plan (formerly known as the “Ace Cash Express, Inc. 1997 Stock Option Plan”), as amended (the “Plan”). In 1999, the Registrant’s Board of Directors and shareholders approved an amendment to increase the number of shares of Common Stock issuable under the Plan to a total of 1,215,000. By Registration Statement on Form S-8 filed with the Commission on August 30, 2000, Registration File Number 333-44832 (the “Second Plan Registration Statement”), the Registrant registered the additional 315,000 shares of Common Stock reserved for issuance from time to time upon exercise of options granted under the Plan. In 2000, the Registrant’s Board of Directors and shareholders approved an amendment to increase the number of shares of Common Stock issuable under the Plan to a total of 1,715,000. By Registration Statement on Form S-8 filed with the Commission on February 27, 2002, Registration File Number 333-83460 (the “Third Plan Registration Statement”), the Registrant registered the additional 500,000 shares of Common Stock reserved for issuance from time to time upon exercise of options granted under the Plan. In 2002, the Registrant’s Board of Directors and shareholders approved an amendment to the Plan to permit the grant of shares of Common Stock as restricted stock under the Plan and correspondingly change the name of the Plan. In 2003, the Registrant’s Board of Directors and shareholders approved an amendment to increase the number of shares of Common Stock that may be issued upon exercise of options or granted as restricted stock under the Plan to a total of 2,115,000. By this Registration Statement, the Registrant is registering the additional 400,000 shares of Common Stock underlying options or restricted stock granted or that may be granted under the Plan. The contents of the Initial Plan Registration Statement, the Second Plan Registration Statement, and the Third Plan Registration Statement are incorporated by reference herein.

Item 8. Exhibits

*4.1	Composite Ace Cash Express, Inc. 1997 Stock Incentive Plan (as amended through November 14, 2003).

*5.1	Opinion of Gardere Wynne Sewell LLP.

*23.1	Consent of Grant Thornton LLP.

23.2	Consent of Gardere Wynne Sewell LLP (included as part of Exhibit 5.1).

24	Power of Attorney (set forth on the signature pages of the Registration Statement).

*	Filed herewith

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on the 20th day of August, 2004.

ACE CASH EXPRESS, INC. (Registrant)
By:	/s/ WILLIAM S. MCCALMONT
William S. McCalmont
Executive Vice President and Chief Financial Officer

     Each person whose signature appears below hereby constitutes and appoints Jay B. Shipowitz, William S. McCalmont, and Walter E. Evans, and each of them (with full power in each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and to file with the Commission any and all amendments to this Registration Statement and any and all exhibits, certificates, and other documents in connection therewith, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated below.

Name	Title	Date
/s/ Raymond C. Hemmig Raymond C. Hemmig	Chairman of the Board, Director	August 19, 2004

/s/ Jay B. Shipowitz Jay B. Shipowitz	Chief Executive Officer and President (Principal Executive Officer), Director	August 19, 2004

/s/ William S. McCalmont William S. McCalmont	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 19, 2004

/s/ Donald H. Neustadt Donald H. Neustadt	Director	August 19, 2004

/s/ Marshall B. Payne Marshall B. Payne	Director	August 19, 2004

/s/ Michael S. Rawlings Michael S. Rawlings	Director	August 19, 2004

/s/ Edward W. Rose, III Edward W. Rose, III	Director	August 19, 2004

/s/ Charles Daniel Yost Charles Daniel Yost	Director	August 19, 2004

INDEX TO EXHIBITS

Exhibit
Number	Exhibit
* 4.1	Composite Ace Cash Express, Inc. 1997 Stock Incentive Plan (as amended through November 14, 2003).

* 5.1	Opinion of Gardere Wynne Sewell LLP.

*23.1	Consent of Grant Thornton LLP.

23.2	Consent of Gardere Wynne Sewell LLP (included as part of Exhibit 5.1).

24	Power of Attorney (set forth on the signature pages of the registration statement).

*	Filed herewith